UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 7, 2011

Hanmi Financial Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-30421	95-4788120
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3660 Wilshire Boulevard, Ph-A Los Angeles, California		90010
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (213) 382-2200

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b) and (c).    Departure of Directors or Certain Officers; Election of Directors;

Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 11, 2011, Mr. Brian Cho, Executive Vice President and Chief Financial Officer of Hanmi Financial Corporation (“Hanmi”) announced that he will retire from his positions as Executive Vice President and Chief Financial Officer of Hanmi and its wholly owned subsidiary, Hanmi Bank (the “Bank”), effective October 14, 2011. In connection with his retirement, Mr. Cho and Hanmi have entered into a Separation Agreement, dated October 7, 2011 (the “Separation Agreement”). Pursuant to the Separation Agreement, among other things, Mr. Cho will receive a one-time, lump-sum cash payment of $135,000. In addition, Mr. Cho will receive a cash payment of $31,153.87 as payment for accrued, but unused vacation pay. Mr. Cho will also receive medical insurance coverage for 12 months, amounting to a value of $12,048. The Separation Agreement also provides for the immediate acceleration of 24,000 stock options and 14,040 shares of unvested restricted stock held by Mr. Cho. In compliance with the Older Workers Benefit Protection Act, Mr. Cho may revoke the Separation Agreement within seven days following execution. The foregoing discussion is qualified in its entirety by the Separation Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference. In addition, a copy of the press release announcing Mr. Cho’s retirement is attached hereto as Exhibit 99.1

Concurrently with Mr. Cho’s announcement of his retirement, the Board of Directors of Hanmi announced the appointment of Mr. Lonny Robinson, age 54, to serve as the Executive Vice President and Interim Chief Financial Officer of Hanmi and the Bank. Mr. Robinson will replace Mr. Cho. Mr. Robinson will serve as an Interim Chief Financial Officer pending final bank regulatory approval.

Mr. Robinson served as a project consultant for Resources Global Professionals from 2004 to 2007, and in that role, helped install Sarbanes-Oxley compliance programs for a number of banks. Subsequently, Mr. Robinson served as Executive Vice President and Chief Financial Officer of Center Financial Corporation, a publicly traded bank holding company, and its subsidiary Center Bank from April 2007 to May 2010, where he oversaw and directed its financial affairs. After Mr. Robinson left Center Financial Corporation and Center Bank, Mr. Robinson served as an Executive Vice President and Chief Financial Officer of Western Community Bancshares and Frontier Bank FSB from June 2010 to September 2010, where he was involved in its capital raising efforts and recapitalization. Most recently, starting in September 2010, Mr. Robinson served as an Executive Vice President and Chief Financial Officer of Opportunity Bancshares and Bank of Richardson, Texas, where he oversaw and directed its financial affairs.

Mr. Robinson received at-will employment offer letter (the “Offer Letter”) with Hanmi Bank. Pursuant to the Offer Letter, Mr. Robinson will receive an annual starting salary of $230,000 and will be eligible to receive up to 50% of his annual salary in incentive cash compensation subject to annual approval by the Nominating and Corporate Governance and Compensation Committee of Hanmi’s Board of Directors. In addition, Mr. Robinson will receive, on the date of final approval by bank regulators confirming his appointment as Chief Financial Officer, a stock option grant for 50,000 shares of the Hanmi’s common stock, to vest in equal installments over a five year period, and a restricted stock grant of 20,000 shares of Hanmi’s common stock, to vest in equal installments over a five year period. Mr. Robinson will also receive an automobile allowance of $700 per month, cell phone allowance of $100 per month, business and gas cards, and 20 days of paid annual vacation. Additionally, Mr. Robinson will be eligible to participate in the Bank’s standard employee benefits, including its 401(k) Plan. A copy of the press release announcing Mr. Robinson’s appointment is attached hereto as Exhibit 99.1.

There are no transactions in which Mr. Robinson has an interest requiring disclosure under Item 404(a) of Regulation S-K. A copy of the press release announcing Mr. Robinson’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

10.1	Separation Agreement between Hanmi and Mr. Brian Cho, dated October 7, 2011
99.1	Press release dated October 11, 2011 announcing appointment of Mr. Lonny Robinson and retirement of Mr. Brian Cho

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 11, 2011	HANMI FINANCIAL CORPORATION

By:	/s/ Jay S. Yoo

Name:	Jay S. Yoo
Title:	President and Chief Executive Officer